Exhibit 99.1

UTStarcom Receives NASDAQ Notification Related to Late Filing of
its Form 10-Q for the First Quarter of 2006

ALAMEDA, Calif., May 18, 2006 - UTStarcom, Inc. (Nasdaq: UTSI), today announced that, as expected, the Company has received an additional Nasdaq Staff Determination Notice stating that the Company has failed to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (the “Q1 2006 Form 10-Q”) and, therefore, is not in compliance with Marketplace Rule 4310(c) (14). As previously disclosed, Nasdaq initially informed the Company on March 20, 2006 that its securities would be delisted for failure to timely file its Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”), unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace rules. The Company subsequently requested and was granted a hearing with the Nasdaq Listing Qualifications Panel (the “Listing Panel”) on April 20, 2006. On May 10, 2006, the Listing Panel granted a conditional extension to the Company’s request for continued listing on the Nasdaq National Market until June 15, 2006 for the Company to make its requisite filings. This extension granted by the Listing Panel expressly contemplated the delayed filing of the Q1 2006 Form 10-Q.

As previously announced, the delay in filing the 2005 Form 10-K is due to the Company needing additional time (i) to enable the Audit Committee of the Board of Directors of the Company to complete an investigation with regard to the circumstances surrounding the premature recognition of revenue on a contract with a customer in India and certain other transactions and (ii) for management to complete the preparation of its 2005 consolidated financial statements and its assessment as of December 31, 2005 of the Company’s  internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. The Company currently anticipates filing the 2005 Form 10-K on or about June 1, 2006 and the Q1 2006 10-Q on or about June 15, 2006.

About  UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, statements about the anticipated date of filing with the Securities and Exchange Commission of the 2005 Form 10-K and the Q1 2006 Form 10-Q, are forward-looking in nature. Those statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks that the Audit Committee’s investigation and/or management’s preparation of the Company’s 2005 consolidated financial statements and its assessment of the Company’s internal control may not be completed prior to June 1, 2006 and June 15, 2006, respectively. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

510-749-1560

ckamieniecki@utstar.com